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                                                                   EXHIBIT 99.1


                 AFFILIATE OF GREEK CONSTRUCTION FIRM ACQUIRES
                       MAJORITY INTEREST IN NEWMARK HOMES

SUGAR LAND, Texas, December 16, 1999 -- Newmark Homes Corp. (NNM: NHCH) announced today that Technical Olympic USA, Inc., an affiliate of Technical Olympic, S.A., a leading Greek construction company, has completed the acquisition of 80% of the outstanding common stock of Newmark from Pacific Realty Group. The purchase price was $86 million, or $9.35 per share. On October 4, 1999, Newmark announced the letter of intent for this transaction.

"With this strategic acquisition, Technical Olympic is establishing an active presence in the US market and plans to further expand Newmark Homes' operations, " said Yannis Delikanakis, Vice President of Technical Olympic USA.

Lonnie Fedrick, President and Chief Executive Officer of Newmark Homes Corp. said, "Our employees are excited about the growth potential that Technical Olympic offers our company and look forward to continuing to aggressively expand our business."

Technical Olympic, S.A. is a fully diversified construction company based in Athens, Greece. The firm is active in the United Kingdom, Germany, Romania and Greece.

Newmark Homes Corp. designs, builds and sells single-family homes in eight major markets within the Southwest and Southeast United States: Houston, Austin, Dallas and San Antonio in Texas; Ft. Lauderdale, Palm Beach and Miami in South Florida; Nashville, Tennessee, and Charlotte and Greensboro/Winston-Salem in North Carolina. As of September 30, 1999, Newmark operated in 73 subdivisions and has closed 1,406 homes with an average sales price of $237,000 for the first nine months of 1999.

Safe Harbor Provision. This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Actual results could differ materially from those projected in the forward-looking statements as a result of known and unknown risks and uncertainties including but not limited to: increases in interest rates; business conditions; growth in the home building industry; investment real estate; the economy in general; competitive factors; the cost of building materials; and all other factors detailed in the Company's Registration Statement on Form S-1 (SEC File No. 333-4221) that was declared effective March 12, 1998 and its recent SEC reports on Form 10-Q.

For additional information, contact:

Terry White                       Sylvia A. Dresner
Chief Financial Officer           Senior Vice President
Newmark Homes Corp.               VMW Corporate & Investor Relations
(281) 243-0100                    (212) 616-6161
newmarkhomecorp.com               info@vmwcom.com